                                                                         EX-99.h

                         EXPENSE LIMITATION AGREEMENT

     This EXPENSE LIMITATION AGREEMENT is made as of the 30/th/ day of SEPTEMBER, 2000 by and between MORGAN GRENFELL INVESTMENT TRUST, a Delaware business trust (the "Trust") and DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Adviser"), with respect to the following:

     WHEREAS, the Adviser serves as Investment Adviser to the Trust's series set forth on Exhibit A pursuant to an Investment Management Contract dated August 23, 1996, and the Adviser serves as the Trust's Administrator pursuant to an Administration Agreement dated August 27, 1998 (collectively, the "Agreements").

     NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. The Adviser agrees to waive its fees and reimburse expenses for the period from September 30, 2000 to January 31, 2002 to the extent necessary so that the total annual operating expenses for each of the Trust's series with fiscal year ends of September 30 (each a "Fund") do not exceed the percentage of average daily net assets set forth on Exhibit A.

     2. Upon the termination of any of the Agreements, this Agreement shall automatically terminate.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Delaware.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                                                         EX-99.h


                                        MORGAN GRENFELL INVESTMENT TRUST

Attest: /s/ Amy M. Olmert               By: /s/ Daniel O. Hirsch
Name:   Amy M. Olmert                       Name: Daniel O. Hirsch
                                            Title: Secretary


                                        DEUTSCHE ASSET MANAGEMENT, INC.

Attest: /s/ Amy M. Olmert               By: /s/ William Butterly
Name:   Amy M. Olmert                       Name: William Butterly
                                            Title: Secretary and Vice President

                                                                         EX-99.h

                                   Exhibit A

                                    Total Fund Operating Expenses
Fund                               (as a percentage of average daily net assets)
----                               ---------------------------------------------

Micro Cap - Investment Class                 1.74%
Micro Cap - Institutional Class              1.49%